Exhibit 99.1

FOR IMMEDIATE RELEASE

1401 Highway 62/65 North	FOR FURTHER INFORMATION CONTACT:
P. O. Box 550	Larry J. Brandt/CEO
Harrison, AR 72602	Tommy Richardson/COO
Sherri Billings/CFO
870.741.7641

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

ANNOUNCES REVISED RESULTS OF OPERATIONS

FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2009

AND FORMAL AGREEMENT WITH THE OTS

Harrison, Arkansas — April 15, 2010 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the “Corporation”), a unitary savings and loan holding company for First Federal Bank (the “Bank”) announced today that it filed its Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”) which reflects revised results of operations for the three months and year ended December 31, 2009 from the results previously set forth in its earnings release dated January 28, 2010.  The revised results were primarily due to increases in the allowance for loan losses and valuation allowance for its federal deferred tax asset.  Subsequent to the Corporation’s earnings release on January 28, 2010, as a result of continuing analysis of the loan portfolio, supplemented by an independent third party loan review, the Corporation’s management deemed it prudent to record an additional loan loss provision of $6.3 million for the fourth quarter of 2009 and a valuation allowance of $14.7 million for the federal deferred tax asset.  The additional loan loss provision resulted in a total provision of $8.2 million for the fourth quarter and $44.4 million for the year ended December 31, 2009. The federal deferred tax asset valuation allowance resulted in an income tax provision of $11.9 million for the fourth quarter and $148,000 for the year ended December 31, 2009.

Larry J. Brandt, Chief Executive Officer for the Corporation said, “The additional loan loss provision and valuation allowance for the deferred tax asset were significant but prudent actions to position us for potential profitability in 2010.  The actions to significantly increase our loan loss allowance during 2009 are part of our aggressive strategy to recognize and resolve loan problems.  The “Great Recession” has had a very detrimental impact on our market area of Northwest Arkansas, and consequently, our operating results.  Management and the Board will continue to work diligently to resolve our operational issues.  In addition, we will consider all strategic alternatives available to us to improve our capital ratios, including raising capital in the latter half of this year.”

The revised net loss available to common shareholders for the year ended December 31, 2009, was $46.2 million, or $9.54 per common share, increased from $27.0 million, or $5.56 per common share, that was previously reported for the year ended December 31, 2009.  The revised net loss available to common shareholders for the quarter ended December 31, 2009, was $20.1 million, or $4.14 per common share as compared to $784,000, or $0.16 per common share, that was previously reported for that period.  Total assets at December 31, 2009 were revised to $731.1 from $749.8 million and total stockholders’ equity was revised to $43.3 million or 5.9% of assets, from $62.6 million or 8.3% of assets.  Book value, or stockholders’ equity per common share, at December 31, 2009 was revised to $5.59 from $9.57.

The additional provisions raised the Corporation’s general valuation allowance for loan losses to 4.97% of total loans, net of specific valuation allowances, versus 4.07% of total loans, net specific valuation allowances, as reflected in the original fourth quarter earnings release.  At the same time, nonaccrual loans, net of specific valuation allowances, increased to $42.9 million from the $39.2 million originally reported in the Corporation’s January 28, 2010 earnings release.  This increase in nonaccrual loans was primarily due to one borrower relationship of $3.1 million, net of specific valuation allowances.

Additionally, management further evaluated the expected realization of its deferred tax asset which consists primarily of future tax benefits associated with future tax deductions related to loan and real estate owned losses and net operating losses.  Based upon current accounting requirements, management determined that a valuation allowance was required against the federal deferred tax asset of $14.7 million.  This valuation allowance will be analyzed quarterly for changes affecting the Bank’s ability to realize the deferred tax asset.  If the Bank generates taxable income on a sustained basis, the conclusion regarding the need for a deferred tax asset valuation allowance could change, resulting in the reversal of all or a portion of the deferred tax asset valuation allowance, subject to certain possible limitations.

A complete description of the Corporation’s provision for loan losses, allowance for loan losses, nonperforming loans, and deferred tax asset valuation allowance is included in the Corporation’s Form 10-K which was filed with the SEC today, April 15, 2010.

The Corporation also announced today that the Corporation and the Bank have consented to the terms of Cease and Desist Orders (the “Orders”) issued by the Office of Thrift Supervision (“OTS”). Copies of the Orders are attached to the Corporation’s Annual Report on Form 10-K filed with the SEC today, April 15, 2010.

The Orders require the Corporation and the Bank to, among other things, file with the OTS within proscribed time periods capital plans and updated business plans, which specifically incorporate the requirements set forth in the Orders and comments contained in the most recently completed examinations of the Corporation and the Bank. On a monthly basis with respect to the capital plans and a quarterly basis with respect to the business plans, the Corporation and the Bank will be required to compare the projected operating results from the plans with the actual results. The results of this variance analysis are to be submitted to the OTS within the proscribed time periods. In addition, the Orders require that the Corporation and the Bank receive the permission of the OTS prior to (i) making or declaring any dividends or payments on their outstanding securities; (ii) adding or replacing a director or hiring a senior executive officer; and (iii) making any golden parachute payments to any institution-affiliated party. Pursuant to the Order issued to the Corporation, the Corporation must also receive the permission of the OTS prior to increasing its debt position and before any repurchase of its securities.

The Order issued to the Bank also requires the Bank to take or refrain from certain actions, including (i) achieving and maintaining regulatory capital levels of 8% from its current level of 5.75% for its core capital, and 12% from 9.97% for its risk-based capital level by year end; (ii) implementing and maintaining an internal asset review program to identify and grade loans with potential credit weaknesses; (iii) engaging an independent consultant to perform an on-site internal asset review and analyses of the assets of the Bank; (iv) establishing a plan for reducing adversely classified assets; (v) reviewing and, where appropriate, adjusting the Bank’s allowance for loan and lease losses methodology; (vi) limiting asset growth during each calendar quarter to an amount not to exceed net interest credited on deposit liabilities; and (vii) cease and desist from making further commercial real estate loans or development loans without approval from the OTS.

CEO Brandt stated, “First Federal Bank has been operating under informal directives from the OTS for the last several months.  This agreement puts these directives and other measures into a formal written order, some of which have already been implemented by the Bank.  The challenges within the banking industry nationwide have resulted in a marked increase in enforcement actions by regulators with about one in four banks under such actions.  In addition, institutions are often required to maintain capital levels above the well-capitalized standard,” he said.

“The Bank’s loan portfolio has been subjected to intensive scrutiny as a result of the Bank’s internal review process, the OTS examination of the Corporation and the Bank in the fall of 2009 and a comprehensive independent loan review in January/February 2010.  In addition, we have just completed our year end audit and filed our Annual Report on Form 10-K today with the SEC.  We believe these processes have enabled us to recognize and address our problem assets.  The provision for loan losses of $44.4 million, while difficult, was necessary to address the impact of the recession on our borrowers and provides a foundation for a return to profitability as conditions improve.  Our primary emphasis this year will be the resolution of our problem assets, the compliance with all aspects of the Orders and raising additional capital in the latter part of this year.”

Brandt further commented, “The majority of our nonperforming assets are in Benton and Washington counties in Northwest Arkansas and the Bank has been actively addressing nonperforming assets long before this formal action.  We believe that with time, most of the nonperforming loans will be resolved, either by returning them to performing loans or through an orderly liquidation of the loans. In addition, our Board of Directors is revising its comprehensive strategic plan to address current weaknesses.  The Board is confident that the revised strategic plan will be successful and that we will remain active in the business of making permitted loans in the communities we serve.  We believe that Northwest Arkansas is in a period of economic correction and we continue to remain optimistic about the recovery for all of our market areas due to the fundamentally positive attributes of the area’s economy and proximity to the corporate headquarters of Wal-Mart, Tyson Foods, FedEx Freight and J.B. Hunt as well as the University of Arkansas,” he further stated.

“We also want to reassure our customers and the communities we serve that all First Federal Bank deposit relationships are insured by the FDIC for up to $250,000 per qualified account and all of our non-interest checking accounts are completely covered by FDIC Insurance.  What we are experiencing is what many banks across our state and the nation are experiencing as a result of the deep economic recession.  We continue to be a vital part of this community, as we have been for over 75 years.”

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 20 full-service branch locations, one stand-alone loan production office, and 31 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by e-mail at aic@ffbh.com.

Forward-looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in laws and regulations applicable to the Corporation and the Bank, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions,  and such other risks and uncertainties as set forth in the Corporation’s filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.